EXHIBIT 24.1

                         [KPMG PEAT MARWICK LLP LETTERHEAD]

The Board of Directors
Del Webb Corporation

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus. Our report refers to a change in the method of accounting for income taxes.

                             KPMG PEAT MARWICK LLP


Phoenix, Arizona
June 9, 1995